                   SHAREHOLDER AGREEMENT, dated as of December 18, 1997, among
              INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Parent"), HOOSIER ACQUISITION CORP., an Indiana corporation and a wholly owned subsidiary of Parent ("Sub"), and the persons listed on Schedule A hereto (each a "Shareholder", and, collectively, the "Shareholders").


         WHEREAS, Parent, Sub and Software Artistry, Inc., an Indiana corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Sub for all the outstanding shares of Common Stock, no par value, of the Company (the "Company Common Stock") and (ii) the merger of Sub with the Company (the "Merger");

         WHEREAS, each Shareholder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Shareholder's name on Schedule A hereto; such shares of Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock that may be acquired after the date hereof by such Shareholder, including shares of Company Common Stock issuable upon the exercise of options to purchase Company Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"; and

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Shareholders enter into this Agreement;


         NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1.   Purchase and Sale of Shares.

         (a) Each Shareholder hereby severally and not jointly agrees that it shall tender its Shares into the Offer and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional, subject to Section 8). In addition, each Shareholder hereby severally and not jointly agrees to sell to Sub, and Sub hereby agrees to purchase, all such Shareholder's Shares at a price per Share equal to the Offer Price (as defined in the Merger Agreement, provided that (i) such obligation of Sub to purchase is subject to Sub having accepted Shares for payment under the Offer and the Minimum Condition (as defined in Exhibit A to the Merger Agreement) having been satisfied, which conditions may be waived by Sub in its sole discretion, and (ii) such obligation of such Shareholder to sell is subject to the Minimum Condition having been satisfied or a Takeover Proposal (as defined in the Merger Agreement) having been made.

         (b) Subject to the satisfaction or waiver of the requirements of the second sentence in paragraph (a) above, (i) if a Takeover Proposal shall have been made and the Minimum Condition shall not have been satisfied, such Shareholder's Shares shall be purchased within three business days of the delivery by Sub to the Shareholder of notice of Sub's intention to so purchase such Shareholder's Shares, which notice may be given by Sub at any time following the time such Takeover Proposal shall have been made and shall specify the place, time and date for the closing of the purchase by Sub pursuant to this paragraph (b), or (ii) if Sub shall have accepted Shares for payment in the Offer and the Minimum Condition shall have been satisfied, such Shareholder's Shares shall be purchased under the Offer.

         (c) (i) In the event that the Merger Agreement shall have been terminated and Sub would be entitled to purchase each Shareholder's Shares pursuant to Section 1(b)(i), Sub may elect, by notice given in the manner set forth in Section 1(b)(i), in lieu of purchasing such Shareholder's Shares, to receive from such Shareholder, and each Shareholder hereby agrees to pay to Sub on demand, an amount equal to all profit

    (determined in accordance with Section 1(c)(ii)) of such Shareholder from the consummation of any Takeover Proposal that is consummated within one year of such termination.

         (ii) For purposes of this Section 1(c), the profit of any Shareholder from any Takeover Proposal shall equal (A) the aggregate consideration received by such Shareholder pursuant to such Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (B) the value of all Shares of such Shareholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation (which shall be the greater of (i) the aggregate consideration received by such Shareholder in connection with the disposition of such Shares (valuing any non-cash consideration at its fair market value on the date of disposition) or (ii) the fair market value, on the date of disposition, of such Shares), less (C) the product of (x) the number of Shares held by such Shareholder on the date of termination of the Merger Agreement and (y) the original Offer Price.

         (iii) For purposes of this Section 1(c), the fair market value of any non-cash consideration consisting of:

         (A) securities listed on a national securities exchange or traded on the Nasdaq National Market shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq National Market for the five trading days after the date of determination; and

         (B) consideration which is other than securities of the form specified in clause (A) of this Section 1(c)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent, on the one hand, and the Shareholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

         (iv) Any payment of profit under this Section 1(c) shall be paid by wire transfer of same day funds to an account designated by Parent. If all or a portion of the consideration received for the Shares by the Shareholder is in the form of non-cash consideration, the Shareholder shall pay to Parent the profit on such portion by either, at Parent's election,
    (i) transferring to Parent Parent's pro rata share of such non-cash consideration (which transfer shall be made immediately following the determination of the value of such non-cash consideration) or (ii) selling such non-cash consideration (which sale shall be effected as soon as practicable and the allocable portion of the proceeds of which shall be paid to Parent immediately following the settlement of such sale).


         2. Representations and Warranties of the Shareholders. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Sub as follows:

         (a) Authority. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancelation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares.

         (b) The Shares. The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and the Shareholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. The Shareholder owns of record or beneficially no shares of Company Common Stock other than such Shareholder's Shares and shares of Company Common Stock issuable upon the exercise of Company Stock Options.

         (c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder.

         (d) Merger Agreement. The Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

         3. Representations and Warranties of Parent and Sub. Parent and Sub hereby jointly and severally represent and warrant to the Shareholders as follows:

         (a) Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

         (b) Securities Act. The Shares will be acquired in compliance with, and Sub will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of any of, the Securities Exchange Act of 1934, as amended, or the registration requirements of the Securities Act of 1933, as amended.

         (c) Financing. Sub has, or will have at the time that any payment is required to be made to any Shareholder hereunder, the funds necessary to make such payment to such Shareholder.

         4.  Covenants of the Shareholders.   Each Shareholder, severally and
not jointly, agrees as follows:

         (a) The Shareholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Sub or Sub's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or

    (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

         (b) Until the Merger is consummated or the Merger Agreement is terminated, the Shareholder shall not, nor shall the Shareholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly
    (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
    (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Shareholder shall be deemed to be a violation of this Section 4(b) by the Shareholder.

         (c) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) such Shareholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) such Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Third Amended and Restated Articles of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

         5. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Shareholder hereby irrevocably grants to, and appoints, Lee A. Dayton, Donald
D. Westfall and Archie W. Colburn, and any other individual who shall hereafter be designated by Parent, and each of them, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any Alternative Transaction or Frustrating Transaction.

         (b) Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

         (c) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 8. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 23-1-30-3 of the Indiana Business Corporation Law. Such irrevocable proxy shall be valid until the later to occur of (i) eleven months from the date hereof or

(ii) the termination of this Agreement pursuant to Section 8.

         6. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder's Shares as contemplated by Section 5. Parent and Sub jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act).

         7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Shareholder agrees that this Agreement and the obligations of such Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors.

         8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the date upon which the Merger Agreement is terminated pursuant to Section 9.01(a) thereof,
(b) 18 months from the date of this Agreement; provided, however, that Sections 1, 6, 8, 10 and 13 hereof shall survive until the date that is 10 business days after the later of (i) the first anniversary of the date of any termination of the Merger Agreement (other than any termination pursuant to Section 9.01(a) thereof) and (ii) the date on which all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to Section 1 shall have expired or been terminated and (c) the date that Parent or Sub shall have purchased and paid for the Shareholders' Shares pursuant to Section 1.

         9. Stop Transfer. The Company agrees with, and covenants to, Parent and Sub that the Company shall not register the transfer of any certificate representing any Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

         10.  General Provisions.

         (a) Payments. All payments required to be made to any party to this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

         (b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i)  if to Parent, to

              International Business Machines Corporation
              New Orchard Road
              Armonk, NY 10504

              Attention:  Mr. Lee Dayton

              Telecopy No:  (914) 499-7803
              with a copy to:

              Cravath, Swaine & Moore
              Worldwide Plaza
              825 Eighth Avenue
              New York, NY 10019-7475

              Attention:  Allen Finkelson, Esq.

              Telecopy No:  (212) 474-3700

              and

         (ii) if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto with a copy to:

              Hinckley, Allen & Snyder
              28 State Street
              Boston, Massachusetts 02109-1775

              Attention: Paul Bork, Esq.

              Telecopy No:  (617) 345-9020

         (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein)
    (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

         (i) Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Shareholder nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

         11. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

         12. Performance by Sub. Parent covenants and agrees for the benefit of the Shareholders that it shall cause Sub to perform in full each obligation of Sub set forth in this Agreement.

         13. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in court of the United States located in the State of New York or any New York State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

         IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.


                           INTERNATIONAL BUSINESS
                           MACHINES CORPORATION,



                           By /s/ Lee A. Dayton
                              ----------------------------
                              Name: Lee A. Dayton
                              Title: Vice President,
                                     Corporate Development
                                     and Real Estate



                           HOOSIER ACQUISITION CORP.



                           By /s/ Lee A. Dayton
                              ----------------------------
                              Name:  Lee A. Dayton
                              Title: President



                           SHAREHOLDERS



                              /s/ Joseph A. Piscopo
                              ----------------------------
                              Name: Joseph A. Piscopo



                              /s/ W. Scott Webber
                              ----------------------------
                              Name: W. Scott Webber



                              /s/ Donald E. Brown, M.D.
                              ----------------------------
                              Name: Donald E. Brown, M.D.



                              /s/ Thomas E. Vanneman
                              ----------------------------
                              Name: Thomas E. Vanneman

                              /s/ Michael J. Robbins
                              ----------------------------
                              Name: Michael J. Robbins



                              /s/ William M. Godfrey
                              ----------------------------
                              Name: William M. Godfrey



                              /s/ Steven M. Ehrlich
                              ----------------------------
                              Name: Steven M. Ehrlich



                              /s/ Scott S. McCorkle
                              ----------------------------
                              Name: Scott S. McCorkle

ACKNOWLEDGED AND AGREED
TO AS TO SECTION 9:

SOFTWARE ARTISTRY, INC.



By /s/ W. Scott Webber
   -----------------------
   Name: W. Scott Webber

                               SCHEDULE A



NAME AND ADDRESS OF                NUMBER OF           NUMBER OF SHARES
   SHAREHOLDER                    RECORD AND          UNDERLYING OPTIONS
                                  BENEFICIAL
                                    SHARES


Joseph A. Piscopo                 575,344                     31,500
18 Natoma Drive
Oak Brook, IL 60523

W. Scott Webber                   198,900                    385,820
4914 Deer Ridge Dr.
Carmel, IN 46033-6033

Donald E. Brown, M.D.             707,000                    120,000
832 Deer Ridge Dr.
Indianapolis, IN 46260

Thomas E. Vanneman                  5,772                     25,000
5236 Woodfield Dr.
Carmel, IN 46033-6033

Michael J. Robbins                    0                      257,160
11342 St. Andrews
Carmel, IN 46032

William M. Godfrey                    0                      100,875
14520 Quail Pointe Drive
Carmel, IN 46032-9783

Steven M. Ehrlich                    500                      87,148
5116 Hummingbird
Carmel, IN 46033

Scott S. McCorkle                     0                       57,000
10078 Bent Tree
Fishors, IN 46038-6038